As filed with the Securities and Exchange Commission on July 27 , 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8

UNDER THE SECURITIES ACT OF 1933

MCAFEE, INC.

(Exact name of Registrant as specified in its charter)

3965 Freedom Circle
Delaware	Santa Clara, California 95054	77-0316593
(State of Incorporation)	(Address of principal executive offices, including zip code)	(IRS Employer Identification Number)

McAfee, Inc. 2002 Employee Stock Purchase Plan
(Full title of the plans)

George Samenuk
Chairman and Chief Executive Officer
McAfee, Inc.
3965 Freedom Circle.
Santa Clara, California 95054
(408) 988-3832
(Name, address and telephone number of agent for service)

Copy to:
Jeffrey D. Saper, Esq.
WILSON SONSINI GOODRICH & ROSATI, P.C.
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
	Amount to be	Offering Price Per		Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share		Price	Registration Fee

Common Stock, par value $0.01 per share, to be issued under the McAfee, Inc. 2002 Employee Stock Purchase Plan	1,000,000	$24.41	(1)	$24,407,500	$2,872.79

(1)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the price of $24.41 per share, which was 85% of the average of the high and low trading prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 27, 2005 (the “Market Price”).

MCAFEE, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note:

     This Registration Statement is filed pursuant to Item E under the general instruction to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,000,000 additional shares of Common Stock that may be issued under the Registrant’s 2002 Employee Stock Purchase Plan (the “Plan”) as a result of shareholder approval of an increase in the number of shares authorized for issuance under the Plan. The contents of the Registrant’s Form S-8 Registration Statement, Registration No. 333-91422, dated June 28, 2002, relating to the Registrant’s 2002 Employee Stock Purchase Plan, are incorporated herein by reference.

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 31, 2005 and amended on Form 10-K/A on May 24, 2005;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 10, 2005;

3.	Our Current Report on Form 8-K filed with the Commission on February 24, 2005, as amended on March 31, 2005 and April 21, 2005;

4.	Our Current Report on Form 8-K filed with the Commission on April 22, 2005;

5.	Our Current Report on Form 8-K filed with the Commission on May 26, 2005; and

6.	The description of our Common Stock which is contained in the Registration Statement on Form 8-A (File No. 001-31216), filed January 25, 2002, under Section 12(b) of the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

     Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Eric Brown
Chief Financial Officer
McAfee, Inc.
5000 Headquarters Drive

Plano, TX 75024
(408) 988-3832

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Second Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant’s Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Exchange Act. The Registrant’s Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers, directors, employees and other agents to the maximum extent permitted by the Delaware Law.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	McAfee, Inc. 2002 Employee Stock Purchase Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)
24.1	Power of Attorney (Page II-A)

Item 9. Undertakings.

     A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 27, 2005.

McAfee Inc.

By:	/s/ Eric Brown

Eric Brown Chief Financial Officer

1

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Samenuk and Eric Brown, jointly and severally, his or her attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on July 26, 2005.

Signature	Title

/s/ George Samenuk	Chief Executive Officer and Director
(Principal Executive Officer)
George Samenuk

/s/ Eric Brown	Chief Financial Officer (Principal Financial and
Accounting Officer)
Eric Brown

/s/ Robert B. Bucknam	Director

Robert B. Bucknam

/s/ Leslie Denend	Director

Leslie Denend

/s/ Robert Dutkowsky	Director

Robert Dutkowsky

/s/ Denis J. O’Leary	Director

Denis J. O’Leary

/s/ Robert Pangia	Director

Robert Pangia

/s/ Liane Wilson	Director

Liane Wilson

II-A

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	McAfee, Inc. 2002 Employee Stock Purchase Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on page II-A)